Exhibit 99.1

Methode Electronics, Inc. Reports

Fiscal 2020 Fourth Quarter and Record Full Year Financial Results

•	Record Fiscal 2020 Net Sales of $1,023.9 Million
•	Record Fiscal 2020 Diluted Income per Share of $3.26
•	Record Fiscal 2020 Free Cash Flow

Chicago, IL – June 30, 2020 – Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the fourth quarter and full year of Fiscal 2020 ended May 2, 2020.

The COVID-19 Pandemic

The COVID-19 global pandemic negatively impacted our automotive and commercial vehicle businesses as many of our customers suspended their manufacturing operations. As a result, our net sales and production levels declined significantly in the fiscal fourth quarter. The extent of the impact of the COVID-19 pandemic on our business, financial results and liquidity will depend largely on future developments, including the impact on our automotive and commercial vehicle customers. We currently expect the COVID-19 pandemic to adversely impact our results for the first quarter of fiscal 2021 and the full fiscal year. In response to the COVID-19 pandemic and related business disruptions, we implemented measures to manage costs, preserve liquidity and enhance employee safety. These measures include temporary salary reductions, the reduction of capital expenditures, the draw-down of $100.0 million under our revolving credit facility as a precautionary measure, enhanced cleaning and disinfection procedures at our facilities and the promotion of social distancing and working from home.

Fourth Quarter Fiscal 2020

Methode's net sales decreased $55.4 million, or 20.8 percent, to $210.6 million from $266.0 million in the same quarter of Fiscal 2019. The decrease in net sales was largely due to lower volume in the Automotive and Industrial segments as a result of the COVID-19 pandemic reducing demand and shutting down automotive and commercial vehicle production. These production shutdowns, most of which continued through the end of the fiscal fourth quarter, had a negative impact of approximately $85 million on net sales. Year over year, currency rate fluctuations decreased net sales $3.5 million.

GAAP net income increased $7.5 million to $30.1 million, or $0.79 per diluted share, from $22.6 million, or $0.60 per diluted share, in the same quarter of Fiscal 2019. Other income increased $5.5 million to $5.9 million, from $0.4 million in the same quarter of Fiscal 2019, primarily due to higher international government grants (inclusive of international COVID-19 assistance). Adjusted net income, a non-GAAP financial measure, was $25.4 million, or $0.67 per diluted share, compared to $23.5 million, or $0.62 per diluted share, in the same quarter of Fiscal 2019. Adjusted net income excluded expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs, and long-term incentive plan accrual adjustments in the applicable periods.

GAAP income from operations in the fourth quarter of Fiscal 2020 was $36.3 million, an increase of $3.3 million from $33.0 million in the same quarter of Fiscal 2019. The increase was mainly due to lower S&A expense partially offset by lower gross profit on lower sales. Non-GAAP income from operations in the fourth quarter of Fiscal 2020 was $30.1 million, a decrease of $4.0 million from $34.1 million in the same quarter of Fiscal 2019. Non-GAAP income from operations excluded expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs, and long-term incentive plan accrual adjustments in the applicable periods.

Year over year, GAAP income from operations benefitted from:

•	an $11.7 million benefit from initiatives taken in Fiscal 2019 and Fiscal 2020 to reduce overall costs and improve operational profitability;
•	lower stock award amortization expense of $7.6 million due to a $6.5 million reversal;
•	lower performance-based cash compensation of $2.3 million; and
•	lower expenses of $0.7 million for initiatives to reduce overall costs and improve operational profitability.

Year over year, GAAP income from operations was negatively affected by:

•

lower Automotive and Industrial segment sales due to the COVID-19 pandemic reducing demand for and shutting down production of automotive and commercial vehicles, partially offset by increased sales from new product launches and other organic growth for a net impact of $17.9 million; and

•	the impact of foreign currency translation of $1.1 million.

Consolidated gross margin as a percentage of sales increased to 28.1 percent compared to 26.5 percent in the Fiscal 2019 fourth quarter, favorably impacted by sales mix in the Automotive and Industrial segments, increased sales in the Interface segment and the weakening Mexican peso compared to the U.S. dollar, partially offset by lower sales volumes in the Automotive and Industrial segments.

Selling and administrative expenses as a percentage of sales decreased to 8.6 percent compared to 12.3 percent in the Fiscal 2019 fourth quarter attributable to long-term incentive accrual adjustments, lower performance-based cash compensation expenses, and lower salaries resulting from COVID-19 cost saving actions. Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, decreased slightly to 11.6 percent from 12.0 percent in the Fiscal 2019 fourth quarter and excluded acquisition-related costs, expenses for initiatives to reduce overall costs and improve operational profitability, and long-term incentive plan accrual adjustments in the applicable periods.

Year over year, intangible asset amortization expense decreased $0.3 million, or 6.0 percent, to $4.7 million, due to lower amortization expense in the Interface segment.

Income tax expense increased $2.5 million to $10.0 million compared to $7.5 million in the Fiscal 2019 fourth quarter primarily due to an increase in pre-tax income, partially offset by a net increase in investment tax credits. The Company’s effective tax rate of 24.9 percent was unchanged from the same quarter of Fiscal 2019.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $54.5 million compared to $46.1 million in the Fiscal 2019 fourth quarter. Adjusted EBITDA, a non-GAAP financial measure, excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs, and long-term incentive plan accrual adjustments from EBITDA, improved to $48.3 million from $47.2 million in the Fiscal 2019 fourth quarter.

Free cash flow, a non-GAAP financial measure, includes GAAP net income, amortization of intangibles, and depreciation less purchases of property, plant, and equipment. The resulting free cash flow was $32.2 million, a 43.1 percent increase over the same quarter of Fiscal 2019.

Segment Comparisons (GAAP)

Comparing the Automotive segment's Fiscal 2020 fourth quarter to the same period of Fiscal 2019,

•	Net sales decreased 26.8 percent, or $49.4 million, attributable to:
•	a 36.3 percent sales decline in North America due to customer shutdowns as a result of the COVID-19 pandemic; and
•	a 11.7 percent sales decrease in Europe mainly as a result of customer shutdowns due to the COVID-19 pandemic and an unfavorable currency impact.
•

Gross profit margins as a percentage of sales decreased to 23.3 percent from 24.1 percent mainly due to lower sales volume as the result of the COVID-19 pandemic, partially offset by favorable sales mix and lower expenses for initiatives to reduce overall costs and improve operational profitability.

•	Income from operations decreased $6.4 million, or 21.6 percent, resulting from lower gross profit partially offset by lower stock award amortization expense.

Comparing the Industrial segment's Fiscal 2020 fourth quarter to the same period of Fiscal 2019,

•

Net sales decreased 17.0 percent, or $11.4 million, as a result of lower Grakon sales of $15.3 million, partially offset by higher sales of busbar products. Grakon sales were impacted by customer shutdowns due to the COVID-19 pandemic.

•	Gross profit margins as a percentage of sales increased to 39.7 percent from 36.0 percent due to favorable product mix.

•	Income from operations decreased $1.7 million, or 10.4 percent, resulting from lower income from Grakon, partially offset by higher sales from busbar products.

Comparing the Interface segment's Fiscal 2020 fourth quarter to the same period of Fiscal 2019,

•	Net sales increased 39.4 percent, or $5.4 million, attributable to the launch of a major appliance program and higher legacy data solution product volume.
•	Gross margins as a percentage of sales improved to 28.8 percent from 8.8 percent due to the higher sales volume.
•	Income from operations increased $5.4 million from a prior period loss of $0.5 million due to higher sales volume and lower intangible asset amortization expense.

Comparing the Medical segment's Fiscal 2020 fourth quarter to the same period of Fiscal 2019,

•	Net sales were $0.4 million, unchanged from the prior period.
•	Loss from operations decreased $1.2 million to $1.1 million due to higher gross profit and lower selling and administrative expenses.

Fiscal 2020

For full year Fiscal 2020 ended May 2, 2020, the company's accounting period included 53 weeks compared to 52 weeks for Fiscal 2019 ended April 27, 2019. The following discussions of comparative results should be reviewed in this context.

Methode's net sales increased $23.6 million, or 2.4 percent, to $1,023.9 million from $1,000.3 million in Fiscal 2019. Year over year, foreign currency translation decreased net sales by $13.9 million. Fiscal 2020 net sales were a record for the company.

GAAP net income increased $31.8 million to $123.4 million, or $3.26 per diluted share, from $91.6 million, or $2.43 per diluted share, in Fiscal 2019. Fiscal 2020 diluted income per share was a record for the company. Other income increased $6.6 million to $11.7 million, from $5.1 million in Fiscal 2019, primarily due to higher international government grants (inclusive of COVID-19 assistance). Adjusted net income, a non-GAAP financial measure, increased to $117.8 million, or $3.12 per diluted share, compared to $111.5 million, or $2.96 per diluted share, in Fiscal 2019. Adjusted net income excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments), long-term incentive plan accrual adjustments and the transition tax benefits from U.S. Tax Reform.

GAAP income from operations in Fiscal 2020 was $147.1 million, an increase of $40.3 million from $106.8 million in Fiscal 2019. The increase was mainly due to lower S&A expense and higher gross profit on higher sales. Non-GAAP income from operations in Fiscal 2020 was $143.7 million, an increase of $7.2 million from $136.5 million in Fiscal 2019. Non-GAAP income from operations excluded expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs

(including purchase accounting adjustments) and long-term incentive plan accrual adjustments in the applicable periods.

Year over year, Fiscal 2020 GAAP income from operations benefitted from:

•	a full year of Grakon sales, which accounted for $23.6 million of the increase;
•	lower acquisition-related costs of $15.4 million;
•	lower stock award amortization expense of $13.7 million due to a $6.5 million reversal in the fourth quarter of Fiscal 2020;
•	a $10.8 million and $4.2 million benefit from initiatives taken in Fiscal 2019 and Fiscal 2020, respectively, to reduce overall costs and improve operational profitability; and
•	lower expenses of $5.1 million for initiatives to reduce overall costs and improve operational profitability.

Year over year, Fiscal 2020 GAAP income from operations was negatively affected by:

•

lower Automotive segment sales in the fourth quarter of Fiscal 2020 from the COVID-19 pandemic-related production shutdowns and the adverse impact from the UAW labor strike at GM for a total impact of $25.7 million;

•	impact of foreign currency translation of $3.8 million, due in part to the unfavorable impact of the weaker euro and Chinese renminbi; and
•	increased intangible asset amortization expense of $2.9 million related to the Grakon acquisition, partially offset by lower amortization in the Interface segment.

Consolidated gross margins as a percentage of sales increased to 27.6 percent from 26.6 percent in Fiscal 2019, favorably impacted by the acquisition of Grakon and the benefits of initiatives to reduce overall costs and improve operational profitability, partially offset by currency translation expense, and lower sales volume in the Automotive segment due to the UAW labor strike at GM and the impact from the COVID-19 pandemic.

Adjusted gross margins as a percentage of sales, a non-GAAP financial measure, increased slightly to 27.7 percent from 27.5 percent in Fiscal 2019 and excluded expenses for initiatives to reduce overall costs and improve operational profitability and acquisition-related purchase accounting adjustments in the applicable periods.

Selling and administrative expenses as a percentage of sales decreased to 11.4 percent compared to 14.3 percent in Fiscal 2019 due primarily to lower stock award amortization expense, lower professional fees, and lower salaries resulting from cost saving actions. The decrease was also driven by benefits from Fiscal 2019 initiatives taken to reduce overall costs and improve operational profitability.

Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, decreased to 11.8 percent compared to 12.3 percent in Fiscal 2019 and excluded acquisition-related costs, expenses for initiatives to reduce overall costs and improve operational profitability, and long-term incentive plan accrual adjustments in the applicable periods.

Year over year, intangible asset amortization expense increased $2.9 million, or 18.0 percent, to $19.0 million, due to the Grakon acquisition, partially offset by lower amortization in the Interface segment.

Income tax expense increased $13.3 million to $25.3 million compared to $12.0 million in Fiscal 2019 primarily due to higher pre-tax income from the Grakon businesses and an increase in tax reserves. The Company’s effective tax rate increased to 17.0 percent from 11.6 percent in Fiscal 2019. Fiscal 2019 included tax benefits related to the finalization of the transition tax from U.S. Tax Reform and investment tax credits generated from a non-U.S. location.

EBITDA, a non-GAAP financial measure, was $207.1 million compared to $155.2 million in Fiscal 2019. Adjusted EBITDA, a non-GAAP financial measure, excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments) and long-term incentive plan accrual adjustments from EBITDA, improved to $203.7 million from $184.9 million in Fiscal 2019.

Free cash flow, a non-GAAP financial measure, includes GAAP net income, amortization of intangibles, and depreciation less purchases of property, plant, and equipment. The resulting free cash flow was $126.6 million, a 48.8 percent increase over Fiscal 2019.

Segment Comparisons (GAAP)

Comparing the Automotive segment's Fiscal 2020 to Fiscal 2019,

•	Net sales decreased 3.1 percent, or $22.6 million, attributable to:
•

a 5.5 percent sales decrease in North America primarily due to the UAW labor strike at GM and the COVID-19 pandemic-related production shutdowns, partially offset by higher sales from an additional four and a half months of volume at Grakon;

•

a 4.9 percent sales decrease in Asia mainly due to lower sensor and transmission lead-frame assembly sales, an unfavorable currency impact, and the adverse impact of the COVID-19 pandemic; and partially offset by

•

a 3.3 percent sales increase in Europe mainly as a result of higher sensor and switch products volume, partially offset by an unfavorable currency impact and the adverse impact of the COVID-19 pandemic.

•

Gross margins as a percentage of sales decreased slightly to 25.0 percent from 25.6 percent primarily due to the adverse effect of the UAW labor strike at GM, the COVID-19 pandemic-related production shutdowns, and an unfavorable product mix. This was partially offset by the savings from Fiscal 2019 initiatives to reduce overall costs and improve operational profitability and increased sensor and switch sales.

•	Income from operations decreased $1.9 million, or 1.5 percent, resulting from lower gross profit, partially offset by lower selling and administrative costs.

Comparing the Industrial segment's Fiscal 2020 to Fiscal 2019,

•	Net sales increased 21.6 percent, or $44.6 million, attributable to:
•	a $44.3 million increase from the full year of Grakon sales;
•	higher sales volume of busbar products; partially offset by
•	the adverse impact on demand from the COVID-19 pandemic;
•	unfavorable foreign currency translation of $3.7 million; and
•	lower radio remote control product volume.
•

Gross margins as a percentage of sales increased to 37.8 percent from 33.2 percent due to lower purchase accounting adjustments and favorable product mix relating to Grakon and busbar product sales volume, partially offset by reduced radio remote control product sales.

•	Income from operations improved to $59.4 million from $37.4 million, with the Grakon acquisition accounting for $21.0 million of the increase.

Comparing the Interface segment's Fiscal 2020 to Fiscal 2019,

•	Net sales increased 1.9 percent, or $1.1 million, attributable to modestly higher sales volume in appliance products and legacy data solution products.
•	Gross margins as a percentage of sales increased to 17.0 percent from 13.5 percent due to the higher sales volume in appliance products and legacy data solution products.
•	Income from operations increased $5.9 million from a prior period loss of $0.3 million resulting from lower selling and administrative expenses and amortization of intangibles.

Comparing the Medical segment's Fiscal 2020 to Fiscal 2019,

•	Net sales increased $0.5 million to $1.6 million due primarily to increased product acceptance.
•	Loss from operations decreased $2.6 million to $6.0 million due to higher gross profit and lower selling and administrative expenses.

Fiscal 2021 Guidance

At this time, the company is not providing annual guidance due to the ongoing market uncertainty and the resulting lack of demand visibility due to the COVID-19 pandemic. The company does intend to provide partial year guidance at a future date as soon as demand schedules firm and forecasts stabilize.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Our foremost focus continues to be on the health and safety of our employees, who have shown incredible dedication to the company and our customers in light of extraordinary circumstances across the globe. In Fiscal 2020, we reported a record year in sales and pre-tax income despite headwinds from a prolonged automotive industry labor strike and the early stages of a global pandemic. In the process, we still managed to diversify our product, customer, and geographic bases, while reaping the benefits of actions we took in Fiscal 2019 to improve operational efficiency, drive margin expansion, and generate record free cash flow."

Mr. Duda added, "In Fiscal 2021, we will continue to see significant headwinds, particularly in the first quarter, from the COVID-19 pandemic and will continue to take multiple proactive measures to control costs and manage liquidity. The strides we have made in solidifying our Industrial segment and in leveraging our technologies across an expanded customer base and into new markets will help us navigate the current environment. That, as well as our strong balance sheet, will positively position Methode for the eventual recovery phase of this global macroeconomic downturn."

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Income from Operations, Adjusted Gross Profit, Adjusted Gross Margins as a Percentage of Sales, Adjusted Selling and Administrative Expenses, Adjusted Selling and Administrative Expenses as a Percentage of Sales, EBITDA, Adjusted EBITDA, and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance and (iii) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ron Tsoumas, today at 10:00 a.m. CDT.

To participate in the conference call, please dial (844) 369-8770 (domestic) or (862) 298-0840 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, by selecting the Investors page.

A replay of the teleconference will be available shortly after the call through July 9, 2020, by dialing (877) 481-4010 and providing Conference ID number 35406. A replay will also be available through the company’s website, www.methode.com, by selecting the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, radio remote control, electronic, LED lighting, wireless and sensing technologies. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical. Our components are found in the primary end-markets of the aerospace, appliance, automotive, commercial vehicle, construction, consumer and industrial equipment, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), medical, rail and other transportation industries. Further information can be found on Methode's website www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) impact from pandemics, such as the COVID-19 pandemic; (2) dependence on the automotive, appliance, commercial vehicle, computer and communications industries; (3) dependence on a small number of large customers, including two large automotive customers; (4) international trade disputes resulting in tariffs and our ability to mitigate tariffs; (5) timing, quality and cost of new program launches; (6) ability to withstand price pressure, including pricing reductions; (7) failure to attract and retain qualified personnel; (8) ability to successfully market and sell Dabir Surfaces products; (9) currency fluctuations; (10) customary risks related to conducting global operations; (11) costs associated with environmental, health and safety regulations; (12) ability to withstand business interruptions; (13) recognition of goodwill and long-lived asset impairment charges; (14) ability to successfully benefit from acquisitions and divestitures; (15) investment in programs prior to the recognition of revenue; (16) dependence on the availability and price of materials; (17) dependence on our supply chain; (18) judgments related to accounting for tax positions; (19) income tax rate fluctuations; (20) ability to keep pace with rapid technological changes; (21) impacts to our information technology systems; (22) ability to avoid design or manufacturing defects; (23) costs associated with reorganization activities; (24) ability to compete effectively; (25) ability to protect our intellectual property; (26) success of Grakon and/or our ability to implement and profit from new applications of the acquired technology; (27) significant adjustments to expense related to our performance-based stock awards in our long-term incentive plan; (28) ability to manage our debt levels and any restrictions thereunder; and (29) impact to interest expense from the replacement or modification of LIBOR.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	May 2 2020	April 27 2019	May 2, 2020	April 27, 2019
	(13 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Net Sales	$210.6	$266.0	$1,023.9	$1,000.3

Cost of Products Sold	151.4	195.4	741.0	734.5

Gross Profit	59.2	70.6	282.9	265.8

Selling and Administrative Expenses	18.2	32.6	116.8	142.9
Amortization of Intangibles	4.7	5.0	19.0	16.1

Income from Operations	36.3	33.0	147.1	106.8

Interest Expense, Net	2.1	3.3	10.1	8.3
Other Income, Net	(5.9)	(0.4)	(11.7)	(5.1)

Income before Income Taxes	40.1	30.1	148.7	103.6

Income Tax Expense	10.0	7.5	25.3	12.0

Net Income	$30.1	$22.6	$123.4	$91.6

Basic and Diluted Income per Share:
Basic	$0.80	$0.61	$3.28	$2.45
Diluted	$0.79	$0.60	$3.26	$2.43

Cash Dividends per Share	$0.11	$0.11	$0.44	$0.44

Weighted Average Number of Shares Outstanding:
Basic	37,587,742	37,422,607	37,574,671	37,405,298
Diluted	38,216,658	37,675,723	37,844,470	37,669,560

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	May 2, 2020	April 27, 2019
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$217.3	$83.2
Accounts Receivable, Less Allowance (2020 - $0.7 and 2019 - $0.9)	188.5	219.3
Inventories	131.0	116.7
Income Taxes Receivable	12.9	14.3
Prepaid Expenses and Other Current Assets	15.9	20.0
TOTAL CURRENT ASSETS	565.6	453.5
LONG-TERM ASSETS
Property, Plant and Equipment, Net	201.9	191.9
Goodwill	231.6	233.3
Other Intangible Assets, Net	244.8	264.9
Operating Lease Assets, Net	23.5	—
Deferred Tax Assets	31.4	34.3
Pre-production Costs	37.1	32.8
Other Long-term Assets	34.7	21.0
TOTAL LONG-TERM ASSETS	805.0	778.2
TOTAL ASSETS	$1,370.6	$1,231.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$73.8	$91.9
Accrued Employee Liabilities	19.1	20.1
Other Accrued Expenses	18.5	33.9
Short-term Operating Lease Liability	5.5	—
Short-term Debt	15.3	15.7
Income Tax Payable	11.6	19.3
TOTAL CURRENT LIABILITIES	143.8	180.9
LONG-TERM LIABILITIES
Long-term Debt	336.8	276.9
Long-term Operating Lease Liability	20.4	—
Long-term Income Taxes Payable	29.3	33.0
Other Long-term Liabilities	15.3	14.8
Deferred Tax Liabilities	41.6	36.4
TOTAL LONG-TERM LIABILITIES	443.4	361.1
TOTAL LIABILITIES	587.2	542.0
SHAREHOLDERS’ EQUITY
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,438,111 shares and 38,333,576 shares issued as of May 2, 2020 and April 27, 2019, respectively	19.2	19.2
Additional Paid-in Capital	150.7	150.4
Accumulated Other Comprehensive Loss	(26.9)	(13.6)
Treasury Stock, 1,346,624 shares as of May 2, 2020 and April 27, 2019	(11.5)	(11.5)
Retained Earnings	651.9	545.2
TOTAL SHAREHOLDERS' EQUITY	783.4	689.7
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,370.6	$1,231.7

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

	Fiscal Year Ended
	May 2, 2020	April 27, 2019
	(53 Weeks)	(52 Weeks)
OPERATING ACTIVITIES:
Net Income	$123.4	$91.6
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	48.3	43.3
Stock-based Compensation Expense	0.3	14.0
Change in Cash Surrender Value of Life Insurance	—	(0.6)
Amortization of Debt Issuance Costs	0.7	0.5
Gain on Sale of Business/Investment/Property	(0.4)	(0.4)
Change in Deferred Taxes	8.0	(4.4)
Other	(0.2)	0.2
Changes in Operating Assets and Liabilities:
Accounts Receivable	27.4	1.5
Inventories	(15.8)	(3.9)
Prepaid Expenses and Other Assets	(3.6)	(16.7)
Accounts Payable and Other Liabilities	(47.5)	(23.1)
NET CASH PROVIDED BY OPERATING ACTIVITIES	140.6	102.0

INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(45.1)	(49.8)
Acquisition of Businesses, Net of Cash Acquired	—	(422.1)
Sale of Business/Investment/Property	0.6	1.1
NET CASH USED IN INVESTING ACTIVITIES	(44.5)	(470.8)

FINANCING ACTIVITIES:
Taxes Paid Related to Net Share Settlement of Equity Awards	(0.4)	(1.7)
Repayments of Finance Leases	(0.7)	—
Debt Issuance Costs	—	(3.1)
Cash Dividends	(16.3)	(16.3)
Proceeds from Borrowings	157.5	359.0
Repayment of Borrowings	(98.4)	(120.5)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	41.7	217.4
Effect of Foreign Currency Exchange Rate Changes on Cash and Cash Equivalents	(3.7)	(11.5)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	134.1	(162.9)
Cash and Cash Equivalents at Beginning of Year	83.2	246.1
CASH AND CASH EQUIVALENTS AT END OF YEAR	$217.3	$83.2

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$9.9	$8.8
Income Taxes, Net of Refunds	$21.1	$27.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

(Unaudited)

(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended May 2, 2020 (13 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment	Non-U.S. GAAP Financial Measures
Gross Profit	$59.2	$—	$—	$—	$—	$—	$59.2
Gross Margin (% of sales)	28.1%	—%	—%	—%	—%	—%	28.1%
Selling and Administrative Expenses	$18.2	$(0.3)	$—	$—	$—	$6.5	$24.4
Selling and Administrative Expenses (% of sales)	8.6%	(0.1)%	—%	—%	—%	3.1%	11.6%
Income from Operations	$36.3	$0.3	$—	$—	$—	$(6.5)	$30.1
Net Income	$30.1	$0.2	$—	$—	$—	$(4.9)	$25.4
Diluted Earnings per Share	$0.79	$0.01	$—	$—	$—	$(0.13)	$0.67

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended April 27, 2019 (13 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment	Non-U.S. GAAP Financial Measures
Gross Profit	$70.6	$0.1	$—	$—	$—	$—	$70.7
Gross Margin (% of sales)	26.5%	—%	—%	—%	—%	—%	26.5%
Selling and Administrative Expenses	$32.6	$(0.9)	$—	$—	$(0.1)	$—	$31.6
Selling and Administrative Expenses (% of sales)	12.3%	(0.3)%	—%	—%	—%	—	12.0%
Income from Operations	$33.0	$1.0	$—	$—	$0.1	$—	$34.1
Net Income	$22.6	$0.8	$—	$—	$0.1	$—	$23.5
Diluted Earnings per Share	$0.60	$0.02	$—	$—	$—	$—	$0.62

Reconciliation of Non-GAAP Financial Measures for the Fiscal Year Ended May 2, 2020 (53 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$282.9	$0.6	$—	$—	$—	$—	$—	$283.5
Gross Margin (% of sales)	27.6%	0.1%	—%	—%	—%	—%	—%	27.7%
Selling and Administrative Expenses	$116.8	$(1.2)	$—	$—	$—	$5.2	$—	$120.8
Selling and Administrative Expenses (% of sales)	11.4%	(0.1)%	—%	—%	—%	0.5%	—%	11.8%
Income from Operations	$147.1	$1.8	$—	$—	$—	$(5.2)	$—	$143.7
Net Income	$123.4	$1.5	$—	$—	$—	$(4.3)	$(2.8)	$117.8
Diluted Earnings per Share	$3.26	$0.04	$—	$—	$—	$(0.11)	$(0.07)	$3.12

Reconciliation of Non-GAAP Financial Measures for the Fiscal Year Ended April 27, 2019 (52 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$265.8	$2.8	$5.6	$—	$—	$—	$—	$274.2
Gross Margin (% of sales)	26.6%	0.3%	0.6%	—%	—%	—%	—%	27.5%
Selling and Administrative Expenses	$142.9	$(4.1)	$—	$(1.5)	$(8.3)	$(7.4)	$—	$121.6
Selling and Administrative Expenses (% of sales)	14.3%	(0.4)%	—%	(0.1)%	(0.8)%	(0.7)%	—%	12.3%
Income from Operations	$106.8	$6.9	$5.6	$1.5	$8.3	$7.4	$—	$136.5
Net Income	$91.6	$5.7	$4.7	$1.2	$6.9	$6.2	$(4.8)	$111.5
Diluted Earnings per Share	$2.43	$0.15	$0.13	$0.03	$0.18	$0.17	$(0.13)	$2.96

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

(in millions)

	Three Months Ended		Fiscal Year Ended
	May 2, 2020	April 27, 2019	May 2, 2020	April 27, 2019
	(13 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Net Income	$30.1	$22.6	$123.4	$91.6
Income Tax Expense (Benefit)	10.0	7.5	25.3	12.0
Interest Expense, Net	2.1	3.3	10.1	8.3
Amortization of Intangibles	4.7	5.0	19.0	16.1
Depreciation	7.6	7.7	29.3	27.2
EBITDA	54.5	46.1	207.1	155.2
Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	0.3	1.0	1.8	6.9
Acquisition-related Costs - Purchase Accounting Adjustments Related to Inventory	—	—	—	5.6
Acquisition-related Costs - Severance	—	—	—	1.5
Acquisition-related Costs - Other	—	0.1	—	8.3
Long-term Incentive Plan Accrual Adjustment	(6.5)	—	(5.2)	7.4
Adjusted EBITDA	$48.3	$47.2	$203.7	$184.9

Reconciliation of Free Cash Flow to Net Income

(in millions)

	Three Months Ended		Fiscal Year Ended
	May 2, 2020	April 27, 2019	May 2, 2020	April 27, 2019
	(13 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Net Income	$30.1	$22.6	$123.4	$91.6
Amortization of Intangibles	4.7	5.0	19.0	16.1
Depreciation	7.6	7.7	29.3	27.2
Purchases of Property, Plant and Equipment	(10.2)	(12.8)	(45.1)	(49.8)
Free Cash Flow	$32.2	$22.5	$126.6	$85.1